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                                                                   Exhibit 99.1
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1.   Charles R. Dexter and Charlette L. Dexter v. Brooks Drug, Inc., Goldine
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     Laboratories, Inc., Showa Denko of America, Inc., et al.
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     United States District Court for the District of New Hampshire
     Civil Action No. C 92-584-M
     (Defense has been assumed by the vendor who manufactured the product)


2.   Lydia Martinez v. Revco Discount Drug Centers, Inc., Showa Denko of
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     America, Inc., et al
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     Thirteenth Judicial District Court, County of Cibola, State of New Mexico
     Civil Action No. CD 96-59-CV